Exhibit 10.2

PURCHASE AND SALE AGREEMENT
(WITH ESCROW INSTRUCTIONS)

This Purchase and Sale Agreement (this “Agreement”) is entered into effective as of August 18, 2014 (the “Effective Date”) by SAND CAPITAL VI LLC, an Indiana limited liability company, as Seller (“Seller”), and ARCP ACQUISITIONS, LLC, a Delaware limited liability company, as Buyer (“Buyer”).
RECITALS
A. Buyer desires to purchase the Property (as defined below) from Seller and Seller desires to sell the Property to Buyer, all as more particularly set forth in this Agreement. The Property is leased to Kroger Co. of Michigan, a Michigan corporation (“Tenant”) pursuant to a Lease and Lease Agreement each dated May 12, 1994 (including any amendments, assignments or supplements and any guaranties, security deposits, or other security relating thereto, the “Lease”).
B. In consideration of the mutual covenants and undertakings set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer (each, a “Party” and, collectively, the “Parties”) agree as follows:
SUMMARY OF TERMS
Certain key terms of this Agreement are summarized below, but remain subject to the applicable detailed provisions set forth elsewhere in this Agreement.

Property:
Fee title to certain real property located at 2910 Center Avenue, Bay City, Michigan, as legally described on Exhibit A attached hereto (the “Land”), together with the building thereon containing approximately 64,562 square feet (the “Building”) and including the related property and rights described in this Agreement.

Purchase Price:    $6,535,104.00 (the “Purchase Price”).

Deposit:	$65,400.00 (such amount, together with all interest earned or accrued thereon, the “Deposit”).

Study Period:	The earlier of thirty (30) days or September 19, 2014.

Closing Date:	Ten (10) days after expiration of the Study Period.

Escrow Agent:	First American Title Insurance Company, National Commercial Services (“Escrow Agent”)
2425 E. Camelback Road, Suite 300
Phoenix, Arizona 85016
Attention: Brandon Grajewski
Tel: (602) 567-8145
Fax: (602) 567-8101
Email: bgrajewski@firstam.com

Notices Addresses for the Parties:

If to Seller:	SAND CAPITAL VI LLC
10689 North Pennsylvania Street, Suite 100
Indianapolis, Indiana 46280
Attn: Jay D. Stein
Tel: (317) 925-9011
Fax: (317) 927-0723
Email: jdstein@sandordev.com

with a copy to:	Sand Capital VI LLC
5725 North Scottsdale Road, Suite C-195
Scottsdale, Arizona 85250
Attn: Jay D. Stein
Tel: (480) 949-9011
Fax: (480) 949-9020
Email: jdstein@sandordev.com

If to Buyer:    ARCP Acquisitions, LLC
c/o American Realty Capital Properties, Inc.
2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016
Attn: Graham Singer
Tel: (704) 626-4404
Email: gsinger@arcpreit.com

with a copy to:    ARCP Acquisitions, LLC
c/o American Realty Capital Properties, Inc.
2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016
Attn: Mandy Angiuoli
Tel: (704) 626-4402
Email: mangiuoli@arcpreit.com

Notice Provisions:	See Section 22.
Seller’s Diligence Contact for scheduling physical inspections of the Property:
Name: Bill Moyer
Tel: (317) 524-7817
Email: bmoyer@sandordev.com

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1.PURCHASE AND SALE OF PROPERTY. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property upon and subject to the terms and conditions of this Agreement. As used in this Agreement:
(a)“Real Property” means and includes (i) the Land, the Building, and all other buildings, improvements, building systems and fixtures located upon the Land; (ii) all tenements, hereditaments, easements and appurtenances pertaining to the Land or the Building; and (iii) all mineral, water, irrigation and other property rights of Seller, if any, running with or otherwise pertaining to the Land; and
(b)“Property” means and includes (i) the Real Property; (ii) the Lease; (iii) all of Seller’s interest, if any, in and to any equipment, machinery, furniture, furnishings and other tangible personal property located upon or used in connection with the Real Property (the “Personalty”); and (iv) all of Seller’s interest in and to the following affecting or relating to the Property: (1) all warranties and guaranties (the “Warranties”); (2) all development rights, utility capacities, approvals, permits and licenses (the “Permits”); (3) all surveys, engineering reports, environmental reports, plans, drawings, specifications, construction contracts, subcontracts, architectural and engineering agreements, and similar documents and agreements relating to the design, development, construction, maintenance or repair of the Property (the “Property Documents”); and (4) all contractual rights, trade names, trademarks, intellectual property and other intangibles (the “Intangibles”).
2.PURCHASE PRICE. The Purchase Price will be paid by Buyer as follows, in cash or other immediately available funds:
(a)    the Deposit will be deposited in escrow with Escrow Agent not later than three (3) business days following the receipt by Escrow Agent of a fully-executed original of this Agreement; and
(b)    the balance of the Purchase Price, as may be increased or decreased to account for any prorations, credits, or other adjustments required by this Agreement, will be deposited in escrow with Escrow Agent on or before the close of escrow (the “Closing”).
The “Opening of Escrow” means the receipt, countersignature and distribution by Escrow Agent of a fully-executed original of this Agreement, together with the receipt by Escrow Agent of the Deposit. Seller and Buyer agree to the escrow instructions attached hereto as Exhibit F and incorporated herein (the “Escrow Instructions”).
3.DISPOSITION OF DEPOSIT. Seller and Buyer instruct Escrow Agent to place the Deposit in a federally insured interest-bearing account. The Deposit will be applied as follows: (a) if Buyer terminates this Agreement in any situation where Buyer is permitted or deemed to do so under this Agreement (including without limitation any failure of a condition precedent under Section 13 below), the Deposit will be paid immediately to Buyer, and neither of the Parties will have any further liability or obligation under this Agreement, except with respect to any obligations which are expressly stated in this Agreement to survive a termination prior to Closing (the “Surviving Obligations”); (b) if Seller terminates this Agreement as the result of an uncured default by Buyer as provided in Section 21(b) below, the Deposit will be immediately paid to Seller; and (c) if escrow closes, the Deposit will be credited to Buyer, applied against the Purchase Price and paid to Seller at Closing.
4.DELIVERY OF SELLER’S DILIGENCE MATERIALS. Seller will deliver to Buyer, not later than three (3) business days after the Effective Date and at no cost to Buyer, all non-privileged, materially relevant information in Seller’s possession or control relating to the Property, including without limitation all materials and information described on Schedule 1 attached to this Agreement (collectively, “Seller’s Diligence Materials”). If Seller obtains materially new or updated information regarding the Property prior to Closing, Seller will promptly notify Buyer of such fact and will promptly deliver all such supplemental information to Buyer. Seller designates the contact person(s) so named in the Summary of Terms above as the representative of Seller through which Buyer may schedule any physical inspections of the Property (“Seller’s Diligence Contact”).
5.BUYER’S STUDY PERIOD.
(a)Buyer will have until the earlier to occur of (1) 11:59 p.m. Mountain Standard Time (MST) on the thirtieth (30th) day after the Opening of Escrow or (2) 11:59 p.m. Mountain Standard Time (MST) on September 19, 2014 (such period, the “Study Period”), within which to conduct and approve any investigations, studies or tests desired by Buyer, in Buyer’s sole discretion, to determine the feasibility of acquiring the Property (collectively, “Buyer’s Diligence”).
(b)Seller grants to Buyer and Buyer’s agents, employees and contractors the non-exclusive right, subject to Tenant’s rights under the Lease, to enter upon the Property, at any time or times prior to Closing, to conduct Buyer’s Diligence. Buyer will notify Seller’s Diligence Contact at least one (1) business day prior to any entry and will not unreasonably interfere with or disrupt Tenant’s business operations at the Property. Seller and any representative of Seller shall have the right to be present during any entry by Buyer upon the Property. Buyer shall not conduct any subsurface or physically invasive testing or activities without the prior written consent of Seller and Tenant. Promptly after completion of any entry upon, inspection of, or test at the Property, Buyer shall return the Property to the condition existing prior to conducting such entry, inspection, or test. Buyer will indemnify and hold Seller harmless from and against any damage, injury, claim or lien caused by the activities of Buyer or its agents on the Property, except that Buyer will have no obligation to indemnify Seller as a result of the discovery or presence of any pre-existing conditions, including any hazardous materials. Buyer will also maintain commercial general liability insurance with limits of at least $1,000,000 per occurrence and $2,000,000 aggregate and workers compensation insurance and will provide a certificate of insurance evidencing the same to Seller upon request. The foregoing indemnity and insurance obligations of Buyer shall survive any termination of this Agreement.
(c)If, at any time prior to the expiration of the Study Period, Buyer elects in its sole discretion not to proceed to acquire the Property, Buyer may terminate this Agreement by giving written notice of termination to Seller and Escrow Agent. Buyer may expressly waive this termination right at any time prior to the end of the Study Period by giving written notice of such waiver to Seller and Escrow Agent, and the Study Period shall be deemed to end upon Buyer’s giving of such a waiver notice. Unless Buyer has given written notice to Seller and Escrow Agent expressly stating that Buyer elects to terminate this Agreement, then upon the expiration of the Study Period, Buyer’s deposit shall become non-refundable to Buyer, the parties shall proceed to close this transaction as contemplated herein, and this Agreement shall continue in full force and effect. Upon any termination pursuant to this Section 5(c), the Deposit will immediately be paid by Escrow Agent to

Buyer, and neither of the Parties will have any further liability or obligation under this Agreement except for any Surviving Obligations.
(d)The Parties expressly agree that the mutual agreements, covenants, obligations and undertakings set forth in this Agreement constitute sufficient consideration for each Party to create a legally binding agreement notwithstanding that Buyer may freely terminate this Agreement and receive a return of the Deposit at any time prior to the end of the Study Period.
6.TITLE AND SURVEY REVIEW.
(a)Promptly after the Effective Date, Escrow Agent, at Buyer’s sole cost and expense, will deliver to Buyer and Seller a current title commitment (as may be updated, the “Commitment”) for the issuance to Buyer of an ALTA extended coverage owner’s policy of title insurance on the Property (the “Owner’s Policy”), together with complete, legible copies of all requirement and exception documents referenced in such Commitment.
(b)Promptly after the Effective Date, Buyer, at its sole cost and expense, will cause a licensed surveyor to complete and deliver to Escrow Agent, Seller and Buyer a current, certified ALTA As-Built survey of the Property (the “Survey”).
(c)Buyer will, by giving written notice (the “Title Notice”) to Seller and Escrow Agent prior to the expiration of the Study Period, either (i) approve the condition of title, or (ii) identify any matters set forth in the Commitment or the Survey to which Buyer objects (collectively, the “Objectionable Matters”). If no Title Notice is given by Buyer to Seller before the end of the Study Period, then Buyer shall be deemed to have accepted the condition of title and elected to proceed under this Agreement. Buyer shall have the right terminate this Agreement for any reason pursuant to Section 5(c). Upon any such termination, the Deposit will immediately be paid by Escrow Agent to Buyer, and neither of the Parties will have any further liability or obligation under this Agreement except for any Surviving Obligations.
(d)If Buyer’s Title Notice identifies any Objectionable Matters, Seller will notify Buyer in writing (“Seller’s Title Response”) within five (5) business days after receiving the Title Notice whether Seller will cure those Objectionable Matters prior to the Closing Date in the manner requested by Buyer. If Seller does not agree to cure all the Objectionable Matters, then Buyer may elect, by giving written notice to Seller and Escrow Agent within five (5) business days after receiving Seller’s Title Response, to either (i) proceed with the acquisition of the Property notwithstanding the Objectionable Matters which Seller has not agreed to cure, or (ii) to terminate this Agreement and receive a return of the Deposit as provided in Section 6(c). Seller shall have no obligation to cure any Objectionable Matters.
(e)If the Commitment is amended to include new exceptions or requirements after Buyer’s delivery of the Title Notice, Buyer will have five (5) business days after Buyer’s receipt of the amended Commitment (and copies of any documents identified in the new exceptions or new requirements) within which to review and, if desired, object in writing to such new matters as Objectionable Matters. If Buyer so objects, the procedures and timelines set forth above will apply to govern any such objection, Seller’s response thereto and Buyer’s rights thereafter.
7.INTENTIONALLY OMITTED.

8.CLOSE OF ESCROW. The Closing will occur on or before 5:00 p.m. MST on the tenth (10th) day after the expiration of the Study Period or on such earlier date as Buyer may elect by giving written notice to Seller and Escrow Agent (the “Closing Date”). At Closing, the funds and documents deposited into escrow will be appropriately disbursed and distributed by Escrow Agent, and Seller will deliver possession of the Property to Buyer, all as required by and specified under this Agreement.
9.THE TRANSFER DOCUMENTS.
(a)The Real Property will be conveyed by a covenant deed in substantially the form attached hereto as Exhibit B (the “Deed”). The Personalty will be conveyed by a bill of sale in substantially the form attached as Exhibit C (the “Bill of Sale”). The Lease will be assigned by an assignment and assumption of lease in substantially the form attached as Exhibit D (the “Assignment of Lease”). The Permits, Warranties, Property Documents and Intangibles will be assigned by an assignment agreement in substantially the form attached as Exhibit E (the “Assignment Agreement”). The Parties will supplement the foregoing with such additional documents, if any, as may reasonably be required to properly convey specific items of the Property. If the transfer of any Warranties requires the approval of the applicable warrantor or the satisfaction of any other conditions to such transfer, Seller will obtain such approvals and satisfy all such conditions by the Closing Date. The Deed, Bill of Sale, Assignment of Lease, Assignment Agreement, and the other closing documents required under this Agreement or otherwise delivered by the Parties at Closing are collectively referred to as the “Transfer Documents”. Seller and Buyer will deposit duly executed and (as appropriate) acknowledged originals of each of the Transfer Documents with Escrow Agent not later than one (1) business day prior to the Closing Date.
(b)If Seller holds any transferable contracts or agreements relating to the upkeep, repair, maintenance, management or operation of the Property (“Operating Contracts”), Seller will provide copies thereof to Buyer as a part of Seller’s Diligence Materials. Buyer may elect, by written notice given to Seller prior to the end of the Study Period, to take an assignment of any or all of the Operating Contracts. If Buyer so elects, the Parties will execute and include in the Transfer Documents an assignment agreement reasonably appropriate to effect such assignment, and any payments due under the assigned Operating Contracts will be equitably prorated as of the Closing Date. Seller will terminate, effective as of the Closing Date and at Seller’s sole expense, any Operating Contracts that are not so expressly assigned to Buyer.
(c)If Buyer gives Seller notice within ten (10) days after the Opening of Escrow that Buyer desires to obtain a subordination, non-disturbance and attornment agreement ("SNDA") from Tenant, Seller will request (pursuant to the applicable provisions of the Lease, if any) and use commercially reasonable efforts to obtain a SNDA from Tenant, either on the form specified in the Lease or, if none, on Buyer’s preferred form delivered to Seller with Buyer’s request notice; provided, that unless Tenant is required by the terms of the Lease to deliver a SNDA, the receipt of the SNDA by Buyer will not be a condition to Closing.
10.ESTOPPEL CERTIFICATE. Seller will deliver to Buyer, not later than five (5) days prior to the Closing Date, an original estoppel certificate, in form and substance reasonably acceptable to Buyer, which (a) is dated not more than thirty (30) days prior to the Closing Date; (b) is executed by Tenant; (c) is addressed to (i) Buyer; (ii) ARCP KG Bay City MI, LLC; (iii) any proposed lender identified by Buyer (“Lender”); and (iv) their respective successors and assigns; (d) verifies the basic facts of the Lease (term, rental, expiration date, any options, etc.) and contains no assertions adverse or contrary to the provisions of the Lease; (e) confirms that there are no defaults by the landlord under the Lease, no unperformed or “punchlist” construction items, and no unpaid tenant improvement allowances, inducements or leasing commissions; and (f) if Tenant’s obligations under the Lease have been guaranteed by another person or entity, also covers such guaranty and is signed by such guarantor(s). If the Lease does not include a form of tenant estoppel, Buyer will provide Seller with Buyer’s preferred estoppel form and Seller will request, and use commercially reasonable efforts to obtain, the estoppel from Tenant upon such form. Seller will request the estoppel certificate within two (2) business days after the Effective Date.
11.CLOSING COSTS. Seller will pay (a) the cost of any title search or exam fees, and any endorsements to the Owner’s Policy required for Seller’s cure of any Objectionable Matters; (b) the costs of releasing all liens, judgments, and other encumbrances that are to be released and of recording such releases; (c) any transfer taxes, documentary taxes, mansion taxes, recording charges, and other such fees or charges associated with the sale and conveyance of the Property; and (d) all other costs to be paid by Seller under this Agreement. Buyer will pay (i) the cost of the Owner’s Policy; (ii) any additional cost for a lender’s title policy, if required by Buyer; (iii) the cost of the Survey; (iv) the fees and costs due Escrow Agent for its services; and (v) all other costs to be paid by Buyer under this Agreement. Except as otherwise provided in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own expenses, including without limitation any expenses of legal counsel, accountants, and other advisors incurred at any time in connection with pursuing or consummating the transactions contemplated hereby. Any other closing costs not specifically designated as the responsibility of either Party in this Agreement will be paid by Seller and Buyer according to the usual and customary allocation of the same by Escrow Agent for the Property’s locale. Seller agrees that all closing costs and charges payable by Seller may be deducted from Seller’s proceeds otherwise payable to Seller at Closing. Buyer will deposit with Escrow Agent sufficient cash to pay all of Buyer’s closing costs and charges.
12.PRORATIONS.
(a)    The Parties will each execute and deliver to Escrow Agent for the Closing a closing statement setting forth the Purchase Price and all closing credits, prorations, charges, costs and adjustments contemplated by this Agreement. All prorations will be calculated as of the Closing Date by Escrow Agent, based upon the latest available information, with income and expense for the Closing Date being allocated to Buyer. Buyer will receive a credit for any rent paid or payable by Tenant for the period beginning with and including the Closing Date through and including the last day of the month in which Closing occurs. All other credits and charges to Buyer and Seller will be similarly prorated as of the Closing Date. Real estate taxes and assessments, if not the sole responsibility of Tenant under the Lease, will be prorated on an accrual basis and, if actual amounts are not available, will be based upon the current valuation and latest available tax rates or assessments. All pre-paid or abated rents or deposit amounts (including any tax or expense escrows and any security deposits) held by Seller under the Lease, if any, will be paid to Buyer in the form of a credit against the Purchase Price. Seller will timely perform any tax or expense reconciliations that may be required under the Lease to the extent applicable to Seller’s period of ownership. If after Closing either Party receives any rents or other amounts that properly belong to the other Party based upon the Closing prorations, such amounts will be promptly remitted to such other Party.
(b)    If after Closing either Party discovers any errors, or receives additional information, indicating that the prorations were inaccurate, such Party will promptly notify the other and the

Parties will correctly re-prorate the amounts in question. No such correction will be required later than twelve (12) months after the Closing Date unless prior to such date the Party seeking the correction has given a written notice to the other Party specifying the nature and basis for such correction; provided, however, that if a correction is sought because current tax or assessment bills for the Property were not available as of Closing, the correction period with respect to the closing proration of such taxes or assessments will if needed continue beyond such 12-month period until thirty (30) days after Buyer’s receipt of the applicable bills. In the event of any re-proration under this Section, the Party owing funds will within thirty (30) days after determination remit to the other Party the amount shown to be due. The provisions of this Section 12 shall survive Closing.
13.BUYER’S CONDITIONS PRECEDENT. In addition to all other conditions precedent set forth in this Agreement, Buyer’s obligations to close escrow and complete the purchase of the Property under this Agreement are expressly subject to the following:
(a)Seller’s deposit with Escrow Agent, for delivery to Buyer at Closing, of the executed original Transfer Documents;
(b)Seller’s delivery to Buyer of the estoppel certificate as provided in Section 10 above;
(c)Seller’s deposit with Escrow Agent of (i) Escrow Agent’s customary form of “Owner’s Affidavit” and (ii) such additional affidavits, undertakings or other documents as may be reasonably required by Escrow Agent to allow for the deletion of any mechanics’ lien exceptions and other standard exceptions from the Owner’s Policy;
(d)Escrow Agent’s irrevocable commitment to issue the Owner’s Policy in the amount of the Purchase Price in the form approved by Buyer pursuant to the terms of Section 6;
(e)Seller’s deposit with Escrow Agent of a letter from Seller to Tenant, complying with the notice requirements of the Lease and in form reasonably satisfactory to Buyer, directing that future rent under the Lease be paid to Buyer;
(f)Seller’s delivery to Buyer at Closing of the original, fully-executed Lease (to the extent in the possession of Seller or Seller’s agents) or a legible copy thereof if Seller does not possess the original version and, if Seller is not the original landlord under the Lease, all assignments necessary to establish that Seller is the successor-in-interest to the landlord’s rights under the Lease; and
(g)Seller’s delivery to Buyer of all Warranties, Permits, and Property Documents, if any, in the possession of Seller or Seller’s agents (including without limitation any warranties covering the roof or any other part of the Building).
If the foregoing conditions have not been satisfied by the scheduled Closing Date, then Buyer will have the right, at Buyer’s sole option and without limiting any other right or remedy of Buyer, to extend Closing for such amount of time as Buyer deems reasonably necessary to allow Seller to satisfy such conditions, by giving written notice of such extension to Seller and Escrow Agent.
14.NON-FOREIGN AFFIDAVIT. Seller will deposit with Escrow Agent prior to Closing a sworn affidavit (the “Non-Foreign Affidavit”) properly containing such information as is required by Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended (the “Tax Code”).

15.BROKER’S COMMISSION. The Parties warrant to one another that they have not dealt with any finder, broker or realtor in connection with this Agreement, except CBRE (the “Broker(s)”). Seller is responsible for payment of all commissions relating to this transaction to the Broker(s), and all commissions due will be paid at Closing. If any person (including the Broker(s)) asserts a claim to any other finder’s fee, brokerage commission or similar compensation in connection with this Agreement, the Party under whom the finder or broker is claiming will indemnify, defend and hold harmless the other Party from and against any such claim and all costs, expenses and liabilities incurred in defending against such claim, including without limitation reasonable attorneys’ fees and court costs. The provisions of this Section shall survive Closing or any earlier termination of this Agreement.
16.AS-IS CONVEYANCE. BUYER AGREES THAT, UPON THE CLOSING, BUYER SHALL BE DEEMED TO HAVE ACCEPTED THE PROPERTY IN ITS THEN EXISTING CONDITION, “AS IS, WHERE IS AND WITH ALL FAULTS” WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE BY SELLER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE TRANSFER DOCUMENTS, AND WITHOUT ANY RIGHT OF SETOFF OR REDUCTION IN THE PURCHASE PRICE.
17.RISK OF LOSS. Seller shall bear all risk of loss resulting from or related to damage of or to the Property or any part thereof which may occur prior to Closing (a “Casualty”). Seller shall also bear all risk of loss resulting from or related to a taking or condemnation of the Property or any part thereof if, prior to Closing, written notice of a proposed condemnation or taking is received, a condemnation proceeding is commenced, a condemnation proceeding is concluded, or all or any part of the Property is conveyed in lieu of condemnation (any such taking or condemnation event being a “Condemnation”). If a Casualty or Condemnation occurs, Seller will promptly give written notice of such event to Buyer. Buyer may, at Buyer’s sole option by giving written notice to Seller and Escrow Agent within thirty (30) days after receiving such notice from Seller, terminate this Agreement, in which event the Deposit will immediately be paid by Escrow Agent to Buyer, and neither of the Parties will have any further liability or obligation under this Agreement except for any Surviving Obligations. If any Casualty or Condemnation occurs which does not result in a termination of this Agreement, this Agreement shall continue in full force and effect. Seller will, at Closing and as a condition precedent thereto, pay Buyer or credit Buyer against the Purchase Price the amount of any insurance or condemnation proceeds attributable to such event, or assign to Buyer, as of the Closing Date and in a form acceptable to Buyer, all rights or claims to the same, and (if a Casualty) credit to Buyer an amount equal to any deductible or other loss amounts which are not covered under Seller’s insurance policy(ies) applicable to the Property.

18.SELLER’S REPRESENTATIONS.
(a)    Seller represents to Buyer as of the Effective Date and again as of the Closing Date that:
(i)Seller is the fee title owner of the Real Property and has full power and authority to execute, deliver and perform under this Agreement and the Transfer Documents, and no consent of any third party is required for Seller to enter into this Agreement and perform Seller’s obligations hereunder;
(ii)there are no actions or proceedings pending or, to the best of Seller’s actual knowledge without any further investigation, threatened against Seller which may in any manner whatsoever affect the validity or enforceability of this Agreement or any of the Transfer Documents;
(iii)to the best of Seller’s actual knowledge, without any further investigation, the execution, delivery and performance of this Agreement and the Transfer Documents have not and will not constitute a breach of or default under any other agreement, law or court order under which Seller is a party or may be bound;
(iv)to the best of Seller’s actual knowledge, without any further investigation, there are no unrecorded leases (other than the Lease), liens or encumbrances which may affect title to the Property; any existing financing secured by the Property or any part thereof will be satisfied and discharged in full at or prior to Closing and any liens or encumbrances relating thereto will be terminated and released of record at or prior to Closing; and Seller does not have any defeasance, lender approval or prepayment obligations with respect to any existing financing which will delay the Closing;
(v)to the best of Seller’s actual knowledge, without any further investigation, (1) no notice of violation has been issued with regard to any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of the Property by any person, authority or agency having jurisdiction; (2) there is no impending or contemplated Condemnation affecting the Property; (3) there are no intended public improvements which will or could result in any charges being assessed against the Property or which will result in a lien upon the Property; and (4) there are no proceedings pending for the increase of the assessed valuation of the Property;
(vi)there are no suits or claims pending or, to the best of Seller’s actual knowledge without any further investigation, threatened with respect to or in any manner affecting the Property or the Lease, nor does Seller know of any circumstances which should or could reasonably form the basis for any such suits or claims;
(vii)Seller has not taken any action to change the present use or zoning of or other entitlements or land-use permissions or restrictions upon the Property, and to the best of Seller’s actual knowledge without any further investigation, there are no such proceedings pending;
(viii)except as may be detailed in any environmental documents included in Seller’s Diligence Materials, Seller has no actual knowledge, without any further investigation, that there exists or has existed, and neither Seller nor its affiliates have caused, any generation, production, location, transportation, storage, treatment, discharge, disposal, release or threatened release upon, under or about the Property of any Hazardous Materials. “Hazardous Materials”

means any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos (including, without limitation, vinyl asbestos tile), or any other substance or material defined as a “hazardous substance” by any federal, state, or local environmental law, ordinance, rule or regulation including, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Hazardous Materials Transportation Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, and the rules and regulations adopted and promulgated pursuant to each of the foregoing;
(ix)Seller has not entered into and will not enter into, and there is not existing, any other agreement, written or oral, under which Seller is or could become obligated to sell the Property or any portion thereof to a third party, except for any ROFR contained in the Lease;
(x)all amounts due and payable by Seller under any applicable reciprocal easement agreement or declaration of covenants, conditions and/or restrictions affecting the Property (the “REA’s”) have been paid in full and no default of Seller exists under any of the REA’s and, to the best of Seller’s actual knowledge without any further investigation, no default of any other party exists under any of the REA’s;
(xi)no default of Seller exists under the Lease; Seller has sent no written notice of default to Tenant and, to the best of Seller’s actual knowledge, no default of Tenant exists under the Lease; and Seller has not received any notice or correspondence from Tenant or Tenant’s agents indicating Tenant’s desire, willingness or intent to amend, modify, assign or terminate the Lease nor any notice or correspondence requesting the consent of Seller to any of the foregoing;
(xii)to the best of Seller’s actual knowledge, without any further investigation, all brokerage commissions and other compensation and fees payable by reason of the Lease (including, without limitation, any renewals or expansions) have been fully paid, and no exclusive or continuing leasing or brokerage agreements exist as to any part of the Property;
(xiii)the annual net rent under the Lease is $408,444.00 at the rental rate in effect as of the Effective Date; and Tenant is not entitled to any unpaid improvement allowances, free rent periods or rental abatements, concessions or other inducements;
(xiv)all amounts presently due and payable, and all obligations presently performable, by Seller with respect to the Property have been paid and performed in full and no default of Seller exists with respect to the Property;
(xv)Seller has not withheld any information within its possession or of which it is actually aware regarding the Property that would reasonably be considered by an experienced purchaser to be material to that purchaser’s decision to acquire the Property; and
(xvi)if Seller receives notice or knowledge of any additional information regarding any of the matters set forth in this Section 18 prior to Closing, Seller will promptly give written notice to Buyer of the same.
(b)    Further, Seller hereby covenants that unless Buyer otherwise grants Buyer’s prior written consent, which consent may be withheld in Buyer’s sole discretion:

(i)    Seller will pay (or cause to be paid) in full prior to the Closing Date all bills or other charges, costs or expenses arising out of or in connection with or resulting from Seller’s ownership of the Property, including without limitation all general real estate taxes, assessments and personal property taxes due with respect to the Property up to the Closing Date, except for any item to be prorated at Closing in accordance with this Agreement;
(ii)    Seller will not execute or enter into any lease with respect to the Property or any part thereof, or terminate, amend, modify, extend or waive any rights under the Lease;
(iii)    Seller will, or as applicable will use best efforts to cause Tenant to, (1) continue to operate the Property as heretofore operated; (2) maintain the Property in its current condition and perform routine and reasonably required maintenance and replacements; (3) pay prior to Closing all sums due for work, materials or services furnished or otherwise incurred in the ownership, use or operation of the Property; (4) comply with all governmental requirements applicable to the Property and with the terms, covenants and conditions of the Lease; (5) except as required by a governmental agency, not place or permit to be placed on any portion of the Property any new improvements of any kind or remove or permit any improvements to be removed from the Property; and (6) not, by voluntary or intentional act or omission, cause or create any easements, encumbrances, or liens to arise or to be imposed upon the Property or to allow any amendment or modification to any existing easements or encumbrances; and
(iv)    Seller will not provide a copy of, nor disclose any of the terms of, this Agreement to any appraiser, and Seller will instruct any Brokers not to provide a copy of, nor disclose any of the terms of, this Agreement to any appraiser.
To the extent that any of the representations contained in this Section 18 are made to “Seller’s actual knowledge,” Buyer acknowledges that these representations are based only on the actual knowledge of Jay D. Stein, Co-Chief Operating Officer of Seller, as of the Effective Date, and that Seller has made these representations without making any investigation or inquiry whatsoever. Buyer is not relying on Seller to have made any such investigation or inquiry.
All representations made in this Section 18 by Seller shall survive Closing for a period of six (6) months. Seller will indemnify and hold Buyer harmless from and against any claims, loss, damage, liability and expense, including without limitation reasonable attorneys’ fees and court costs, which Buyer may incur by reason of any misrepresentation by Seller or any breach of any of Seller’s representations and warranties, discovered or arising prior to the expiration of such six (6) month period. Seller’s indemnity and hold harmless obligations shall survive Closing.
19.BUYER’S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Seller as of the Effective Date and again as of the Closing Date that:
(a)    Buyer has full power and authority to execute, deliver and perform under this Agreement and the Transfer Documents, and no consent of any third party is required for Buyer to enter into this Agreement and perform Buyer’s obligations hereunder;
(b)    there are no actions or proceedings pending or, to Buyer’s knowledge, threatened against Buyer which may in any manner whatsoever affect the validity or enforceability of this Agreement or any of the Transfer Documents;

(c)    the execution, delivery and performance of this Agreement and the Transfer Documents have not and will not constitute a breach or default under any other agreement, law or court order under which Buyer is a party or may be bound; and
(d)    if Buyer receives notice or knowledge of any additional information regarding any of the matters set forth in this Section 19 prior to Closing, Buyer will immediately give written notice to Seller of the same.
All representations and warranties made in this Section 19 by Buyer shall survive Closing for a period of six (6) months. Buyer will indemnify and hold Seller harmless from and against any claims, loss, damage, liability and expense, including without limitation reasonable attorneys’ fees and court costs, which Seller may incur by reason of any misrepresentation by Buyer or any breach of any of Buyer’s representations and warranties, discovered or arising prior to the expiration of such six (6) month period. Buyer’s indemnity and hold harmless obligations shall survive Closing.
20.ASSIGNMENT. Except as provided below, this Agreement may not be assigned by either Seller or Buyer without the prior written consent of the other Party, which consent will not be unreasonably withheld. Notwithstanding the foregoing, Buyer may assign its rights under this Agreement to any entity affiliated with, controlled by, or under common control with Buyer without seeking or obtaining Seller’s consent, including specifically (but without limitation) ARCP KG Bay City MI, LLC. Buyer shall provide written notice within three (3) business days of any such assignment. Such assignee will execute an instrument whereby such assignee assumes the obligations of Buyer under this Agreement. No assignment by Buyer shall release or otherwise relieve Buyer from any obligations hereunder; provided, however, that if Closing occurs the assignor (but not the assignee) shall thereupon be relieved of all the assignor’s obligations arising under this Agreement before, on and after Closing.
21.DEFAULT; REMEDIES.
(a)If Seller breaches this Agreement (including without limitation a breach of any representation of Seller or the failure of Seller to satisfy any condition precedent to Closing that is within Seller’s control) and such breach is not cured within five (5) days of receiving written notice from Buyer, Buyer may at Buyer’s sole option either: (i) by written notice given to Seller and Escrow Agent terminate this Agreement, in which event the Deposit will be paid immediately by Escrow Agent to Buyer, and neither of the Parties will have any further liability or obligation under this Agreement except for any Surviving Obligations; (ii) extend the date scheduled for Closing for such period of time as Buyer deems reasonably necessary to allow Seller to cure or remedy such breach (but without prejudice to Buyer’s ability to thereafter invoke its other remedies hereunder should Seller fail to timely cure such breach); or (iii) seek specific performance against Seller, in which event the Closing Date will be automatically extended as necessary for Buyer to prosecute such action. Notwithstanding the foregoing, if specific performance is made unavailable as a remedy to Buyer by Seller’s affirmative acts or intentional omissions, Buyer will be entitled to pursue all rights and remedies available at law or in equity.
(b)If Buyer breaches this Agreement (including without limitation a breach of any representation or warranty of Buyer) and such breach is not cured within five (5) days of receiving written notice from Seller, Seller may, by written notice given to Buyer and Escrow Agent, (i) terminate this Agreement and receive the Deposit in accordance with Section 3(b) above as Seller’s agreed and total liquidated damages, it being acknowledged and agreed by the Parties that it would be difficult or impossible to determine Seller’s exact damages, and the Deposit represents a reasonable estimate of those damages; or (ii) waive the breach or default and proceed to close the transaction contemplated herein. Upon such termination by Seller, neither of the Parties will have any further liability or obligation under this Agreement except for any Surviving Obligations. SELLER WAIVES ANY RIGHT TO SEEK ANY OTHER REMEDIES AGAINST BUYER, INCLUDING ANY EQUITABLE OR LEGAL REMEDIES.
(c)The provisions of this Section 21 shall not limit any rights or remedies either Party may have after Closing with respect to those provisions of this Agreement that survive Closing (including for any misrepresentation or breach of warranty) or under the Transfer Documents or any other documents entered into pursuant to this Agreement.
22.NOTICES. All notices under this Agreement must be sent either by (a) email or telecopier, (b) a reputable national overnight courier service, (c) personal delivery, or (d) registered or certified US mail, return receipt requested. Notices from or signed by the legal counsel for a Party shall be equally effective as a notice from such Party itself. The addresses to be used for notices are those set forth in the Summary of Terms above, or such other addresses as a Party may from time to time direct by notice given in accordance with these requirements. If sent by email or telecopier, a notice shall be deemed given when such email or telecopy is transmitted to the notice address or number, and shall be deemed received on that same day unless given after 6:00 p.m. in the receiving location, in which case such receipt shall be the next business day. If personally delivered, a notice shall be deemed given and received upon such delivery. If sent by overnight courier service, a notice shall be deemed given upon deposit with such courier and deemed received upon actual receipt or refusal of delivery at the notice address. If sent by registered or certified mail, a notice shall be deemed given and received on the third business day after deposit into the US Mail.
23.ATTORNEYS’ FEES. If there is any litigation between the Parties to determine or enforce any provisions or rights arising under this Agreement, the unsuccessful Party in such proceeding will pay to the successful Party all reasonable costs and expenses incurred by the successful Party in connection therewith, including without limitation reasonable attorneys’ fees and court costs. The determinations of which Party is the “successful Party” and the amount of such fees, costs and expenses to be awarded to the unsuccessful Party shall be made by the judge in such proceeding.
24.POST-CLOSING INDEMNITY. If Closing occurs, thereafter (a) Buyer will indemnify, defend and hold harmless Seller, Seller’s affiliates, and their employees, agents, successors and assigns, (collectively, the “Seller Indemnified Parties”) for, from and against any and all demands, claims (including without limitation causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including without limitation reasonable attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, relating to the Property (collectively, “Claims”) that are brought by third parties against the Seller Indemnified Parties relating to any actual or alleged events, acts or omissions occurring with respect to the Property from and after Closing or with respect to which the claimed loss, damage or injury occurred from and after Closing; and (b) Seller will indemnify, defend and hold harmless Buyer, Buyer’s affiliates, and their employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) for, from and against any and all Claims that are brought by third parties against the Buyer Indemnified Parties relating to any actual or alleged events, acts or omissions occurring with respect to the Property prior to Closing or with respect to which the claimed loss, damage or injury occurred prior to Closing. The obligations in this Section shall not apply to any Claims which the Parties have expressly agreed, elsewhere in this Agreement or in the Transfer Documents, will be addressed, handled or allocated in a manner contrary to the foregoing general provisions. The provisions of this Section shall survive Closing.
25.TENANT AUDIT RIGHT. If Tenant has the right to inspect and audit any books, records or other documents of the landlord under the Lease, Seller agrees to retain such books, records and other documents to enable Tenant to conduct a full and complete audit thereof until the date that is six (6) months after the latest date that Tenant could demand an inspection and/or audit thereof pursuant to the Lease. Upon written request from Buyer, Seller will provide both Buyer and Tenant with reasonable access to such books, records and other documents and otherwise reasonably cooperate with both Buyer and Tenant with respect to such inspection or audit by Tenant. If Tenant claims any right to a credit, refund or other reimbursement as a result of such inspection or audit, Seller will indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any Claims relating thereto or arising therefrom. The provisions of this Section shall survive Closing.
26. 1031 EXCHANGE. Each Party may structure its purchase or sale, as applicable, as part of a like-kind exchange under Section 1031 of the Tax Code. Each Party will if requested reasonably cooperate with the other (at no cost or liability to the cooperating Party) in effectuating such a like-kind exchange, including signing such documents as may reasonably and customarily be required to accomplish such exchange; provided, however, that the Closing Date will not thereby be delayed and the cooperating Party will not be required to incur any additional liability or undertake any additional obligations as a result of any such like-kind exchange. The Party employing the like-kind exchange structure will pay all costs and expenses associated with effectuating such exchange.
27.MISCELLANEOUS. This Agreement constitutes a binding agreement between Seller and Buyer for the sale and purchase of the Property subject to the terms set forth in this Agreement. Subject to the limitations set forth in this Agreement, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. This Agreement constitutes the entire agreement between the Parties pertaining to the sale and purchase of the Property, and unless expressly stated otherwise all prior and contemporaneous agreements, representations, negotiations and understandings of the Parties regarding this transaction (including without limitation any Letter of Intent), whether oral or written, are superseded and merged herein. The foregoing sentence shall in no way affect the validity of any instruments subsequently executed by the Parties as contemplated by this Agreement. No modification, waiver, amendment or discharge of or under this Agreement shall be valid unless contained in a writing signed by the Party against whom enforcement is sought. If Seller consists of more than one person or entity, the liability of each such person or entity shall be joint and several. No waiver by Seller or Buyer of a breach of any of the terms, covenants or conditions of this Agreement shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition contained herein. The headings of this Agreement are for reference only and shall not limit or define the meaning of any provision of this Agreement.
28.TIME OF ESSENCE. Time is of the essence of this Agreement. When used in this Agreement, the term “business day” means any day which is not a Saturday, Sunday or legal holiday. If this Agreement specifies that a time period expires or that an action be taken on a date which is not a business day, such date shall be deemed extended to the next succeeding day which is a business day, and any successive time periods shall be deemed extended accordingly.
29.SEVERABILITY. If any one or more of the covenants, agreements, conditions, provisions, or terms of this Agreement is, in any respect or to any extent (in whole or in part), held to be invalid, illegal or unenforceable for any reason, all remaining portions thereof which are not so held, and all other covenants, agreements, conditions, provisions, and terms of this Agreement, will not be affected by such holding, but will remain valid and in force to the fullest extent permitted by law.
30.SURVIVAL. To the extent that the performance of any covenant or other obligation of a Party in or pursuant to this Agreement or the Transfer Documents is contemplated to occur or continue after the Closing, the same shall not merge with the transfer of title to the Property, but shall remain in effect until fulfilled (subject to any express limitation thereon set forth in this Agreement).
31.APPROVALS; FURTHER ACTS. The Parties agree that for all matters in this Agreement requiring the consent or approval of any Party, unless otherwise expressly provided in this Agreement any such consent or approval will not be unreasonably withheld, conditioned or delayed. The Parties agree to promptly execute such other documents and to perform such other acts as may be reasonably necessary to carry out the purpose and intent of this Agreement.
32.GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Michigan.
33.COUNTERPARTS; ELECTRONIC DELIVERY. This Agreement and any related documents may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Documents executed by the Parties but delivered by facsimile, “pdf” or other electronic means will be accepted with the same effect as original ink-signed “hard copy” versions (an “Executed Original”) of such documents, provided that (a) if expressly requested by the other Party or Escrow Agent, a Party will promptly also deliver one or more Executed Originals of any such document; (b) all Transfer Documents which are to be recorded must be delivered by the signing Party to Escrow Agent as Executed Originals; and (c) at least one Executed Original of this Agreement must be provided by Seller to Escrow Agent, which Escrow Agent will deliver to Buyer upon the Opening of Escrow.
34.INCORPORATION OF EXHIBITS AND SCHEDULES. All Exhibits and Schedules attached to this Agreement are considered to be a part of this Agreement and are fully incorporated herein by this reference to the same extent as though set forth at length.
35.OFAC. Each Party represents to the other, and to Escrow Agent, that (a) such Party is not knowingly acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, or engaging in, instigating or facilitating this transaction for or on behalf of any such person, group, entity or nation; (b) such Party is not engaging in this transaction, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering; and (c) none of the funds of such Party to be utilized in this transaction have been or will be derived from any unlawful activity with the result that such Party or the Property is subject to seizure, forfeiture or other such remedy or that this Agreement or the transactions hereunder are or will be in violation of law. The provisions of this Section shall survive Closing or any earlier termination of this Agreement.
36.SEC FILING INFORMATION. In order to enable Buyer to comply with certain reporting requirements of the Securities and Exchange Commission (the “SEC”), including, without limitation, SEC Rule 3-14 of Regulation S-X, Seller agrees to provide Buyer and its representatives, upon Buyer’s reasonable request, information relating to Seller’s ownership and operation of the Property, including, without limitation, Seller's most current operating statements relating to the financial operation of the Property for the current and immediately prior fiscal years, and support for certain operating revenues and expenses specific to the Property (collectively, the “SEC Filing Information”). Seller acknowledges that certain of the SEC Filing Information may be included or disclosed in filings required to be made by Buyer with the SEC. Seller will reasonably cooperate in providing the SEC Filing Information and answering questions with respect thereto as they arise. The provisions of this Section shall survive Closing for a period of one (1) year.
37.SALES AND PRIVILEGE TAXES. Seller represents and covenants to Buyer that all state and local transaction privilege, sales, excise, use or similar taxes relating to the development, sale or rental of the Property prior to the Closing Date (including, without limitation any speculative builder tax, owner-builder tax, construction contractor tax, or rent tax) have been or timely will be paid. Seller will additionally pay any such taxes that may arise or be assessed against Seller as a result of the sale of the Property to the appropriate taxing authorities as and when due. Seller will indemnify, defend and hold harmless the Buyer Indemnified Parties from any and all Claims relating to a breach of such tax payment obligations. The provisions of this Section shall survive Closing.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed by their duly authorized and empowered representatives as of the Effective Date above.

SELLER:	SAND CAPITAL VI LLC
an Indiana limited liability company

By: /s/ Jay D. Stein
Name (Print): Jay D. Stein
Title: Co-Chief Operating Officer

BUYER:	ARCP ACQUISITIONS, LLC, a Delaware limited liability company

By: /s/ O. Akomea Poku-Kankam
Name (Print): O. Akomea Poku-Kankam
Title: Authorized Officer

ESCROW AGENT’S ACCEPTANCE

The foregoing fully executed Agreement is accepted by the undersigned, as the “Escrow Agent” hereunder, as of the 19th day of August, 2014. Escrow Agent accepts the engagement to handle the escrow established by this Agreement in accordance with the terms set forth in this Agreement, including without limitation the Escrow Instructions, and acknowledges its receipt of the Deposit.

FIRST AMERICAN TITLE INSURANCE COMPANY

By: Brandon Grajewski
Name (Print): Brandon Grajewski
Title: Escrow Officer